INCORPORATED UNDER THE LAWS OF THE

STATE OF TEXAS

NUMBER

001

SHARES

PEDEVCO CORP.

AUTHORIZED SHARES: 25,000,000 PAR VALUE: $.001

This is to certify that

Sample

is the record holder of

shares of Pedevco Corp. *Preferred A Stock*

Transferable on the books of the corporation in person or by duly authorized attorney upon surrender of this certificate properly endorsed. The rights and preferences associated with the Series A Preferred Stock are described in further detail in the corporation's Series A Convertible Preferred Stock Designation. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the corporation and the facsimile signature of its duly authorized officers.

Dated:

SECRETARY

Pedevco Corp.
CORPORATE
Seal

PRESIDENT

COUNTERSIGNED AND REGISTERED BY
FIRST AMERICAN STOCK TRANSFER, INC.
4747 N. 7th Street, Suite 170, Phoenix, Arizona 85014

AUTHORIZED SIGNATURE